Exhibit 8.1

DLA Piper LLP (US) 650 South Exeter Street Suite 1100 Baltimore, MD 21202 www.dlapiper.com T 410.580.3000 F 410.580.3001

February 19, 2026

Getty Realty Corp.

292 Madison Avenue, 9th Floor

New York, New York 10017-6318

Re:	Tax Opinion Regarding REIT Qualification of Getty Realty Corp.

Ladies and Gentlemen:

We have acted as counsel for Getty Realty Corp., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the Company’s registration statement on Form S-3 (File No. 333-276399) (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) on January 5, 2024, under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, and the prospectus, dated January 5, 2024, included in the Registration Statement at the time it became effective (the “Base Prospectus”), as supplemented by a prospectus supplement, dated February 17, 2026 (together with the Base Prospectus, the “Prospectus”).

In connection with the Registration Statement and the Prospectus, you have requested our opinion regarding:

1.

Whether the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the Company’s taxable year ending December 31, 2017, and whether the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2.

Whether the discussion in the Registration Statement and the Prospectus under the heading “Material U.S. Federal Income Tax Considerations” that describes applicable U.S. federal income tax law is correct in all material respects as of the date hereof.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

1)

the Articles of Incorporation of the Company, together with all amendments and supplements thereto filed through the date hereof (the “Charter”), as certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and by the Secretary of the Company to be in effect on the date hereof;

2)	the bylaws of the Company, as amended and restated to the date hereof (the “Bylaws”), as certified by the Secretary of the Company to be in effect on the date hereof;

3)	the Registration Statement and the Prospectus; and

4)	such other documents as may have been presented to us by the Company from time to time.

Getty Realty Corp.

February 19, 2026

In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company and its subsidiaries.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinion set forth in this letter is based on relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering the opinion, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such Reviewed Documents, and that such Reviewed Documents accurately reflect the material facts of such transactions. In addition, this opinion is based on the correctness of the following specific assumptions:

1)

The Company and its subsidiaries will each be operated in the manner described in the Charter, the Bylaws and the other organizational documents of each of its subsidiaries and all terms and provisions of such documents will be complied with by all parties thereto.

2)	The Company qualified as a REIT under the Code at all times from January 1, 2001 through December 31, 2012.

3)

If the Company discovers that the Company did not satisfy one or more of the REIT income, asset, distribution, or other requirements for any taxable year, or there is a final determination by the IRS that the Company did not satisfy one of those requirements, the Company will, to the extent possible, take all actions contemplated or required by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Code, as the case may be, in order to maintain the Company’s status as a REIT for such year and all succeeding years.

4)	The Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year.

5)	The Company will take no action after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Getty Realty Corp.

February 19, 2026

It should be noted that the Code and other statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. As noted in the Registration Statement, the Company’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and diversity of stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy all requirements for qualification and taxation as a REIT under the Code.

Based upon and subject to the foregoing, it is our opinion that:

1.

Since the commencement of the taxable year which began January 1, 2017 through the taxable year ended December 31, 2025, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of organization and operation will enable, it to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.

2.

The discussion in the Registration Statement and the Prospectus under the heading “Material U.S. Federal Income Tax Considerations” constitutes a fair and accurate summary under current law of the material U.S. federal income tax consequences of the ownership and disposition of the common stock of the Company, par value $0.01 per share, subject to the qualifications set forth therein.

This opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”) and supplements our opinion dated January 5, 2024 previously filed as Exhibit 8.1 to the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Current Report on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ DLA Piper LLP (US)